UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF NEW YORK

In Re:

SHEFFIELD PHARMACEUTICALS, INC. BK No.: 03-22303

                                                                                Chapter 7

                                                                                                                                                            ORDER AUTHORIZING
                                                                                                                                                            SALE OF CORPORATE SHELL
                                                                                                                                                            AND UNISSUED STOCK
                                                                                                                                                            PURSUANT TO 11 U.S. C. Section 363

Debtor.

Lucien A. Morin, 11, Chapter 7 Trustee, having moved this Court for an order authorizing the Trustee to sell the corporate shell of the debtor by transferring 70,000,000 of the authorized yet unissued shares ("Shares") to Glenin Bay Equity, LLC, a Florida limited liability company ("Glenin"), and opposition having been filed by the Securities Exchange Commission by letter of Nathan M. Fuchs, Esq., dated June 24, 2005, and a Response having been filed by Glenin on July 5, 2005, and this matter having come on to be heard on July 6, 2005, upon notice to all creditors and after hearing McConville, Considine, Cooman & Morin, P.C. (Lucien A. Morin, II, Esq. of counsel), attorneys for the Trustee, and Woods Oviatt Gilman, LLP (Paul S. Groschadl, Esq. of counsel) attorneys for Glenin, in support thereof, and Nathan M. Fuchs, Esq.on behalf of the United States Securities and Exchange Commission, Northeast Regional Office, in opposition thereto, and this Court having found pursuant to 11 U.S.C. Section 363 that the purchase of the Shares pursuant to the Contract is in good faith and that Glenin is a good faith purchaser entitled to the protections of 11 U.S.C. Section 363(m), it is hereby

ORDERED, that the Trustee's motion is hereby granted, and it is further

                    ORDERED, that the Trustee be authorized to execute the Contract For Sale in the form attached to the Trustee's application, and it is further

                    ORDERED, that the Trustee be authorized to sell and transfer all of the Trustee's right title and interest in and to 70,000,000 million shares of the common stock of the debtor to Glenin Bay Equity, LLC, a Florida limited liability company, 1220 Glenmore Drive, Apopka, FL 32712 for the sum of $35,000, and it is further

                    ORDERED, that any and all interest of the debtor in its real or personal property shall remain with the Trustee for further administration under the Bankruptcy Code and shall no longer be owned or controlled by the debtor, and it is further

                    ORDERED, that the Shares shall be subject to a restrictive legend to the buyer, and it is further

                    ORDERED, no further shares or equity securities, other than the Shares transferred pursuant to this order, shall be issued during this bankruptcy proceeding and it is further,

                    ORDERED, that no order shall be entered dissolving the debtor prior to or at the close of this Chapter 7 case.

Dated: July 6, 2005

Rochester, New York                                                                                Hon. John C. Ninfo, II
                                                                                                                    U. S. Bankruptcy Judge